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                                                                    EXHIBIT 23.1

The Board of Directors
Big 5 Sporting Goods Corporation:

The audits referred to in our report dated March 1, 2002, except as to note 17 which is as of May 31, 2002, included the related financial statement schedule as of December 30, 2001, and for each of the fiscal years ended January 2, 2000, December 31, 2000 and December 30, 2001, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP


Los Angeles, California
June 25, 2002